Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 23, 2004 (the “Closing Date”), is made and entered into between CURATIVE HEALTH SERVICES, INC., a Minnesota corporation (the “Company”), and Paul McConnell, an individual resident of the Commonwealth of Massachusetts (“Executive”).

WHEREAS, the Company has agreed to purchase all of the issued and outstanding shares of capital stock of Critical Care Systems, Inc. (“CCS”) (the “Acquisition”) pursuant to an agreement made and entered into between the Company, CCS, Executive and all of the other shareholders of CCS listed on Schedule 1 to the Stock Purchase Agreement dated as of February 24, 2004 (the “Purchase Agreement”); and

WHEREAS, according to the terms of the Purchase Agreement and by virtue of Executive’s current relationship with CCS, consummation of the Acquisition will result in significant economic benefit to Executive;

WHEREAS, Executive has acquired and possesses substantial and valuable knowledge about the industry in which CCS operates, which knowledge will result in a significant economic benefit to the Company;

WHEREAS, because of the importance of the employment, noncompetition, nonsolicitation, confidentiality, and invention assignment provisions of this Agreement, the Company has conditioned its obligation to consummate the transactions contemplated by the Purchase Agreement, in part, on the execution and delivery of this Agreement by Executive;

WHEREAS, all parties agree that, if the Acquisition is not consummated by the parties, this Agreement shall be null and void; and

WHEREAS, the Company desires to employ Executive subsequent to the consummation of the Acquisition, and Executive desires to be employed by the Company, subject to the terms of the employment, noncompetition, nonsolicitation, confidentiality, and invention assignment provisions of this Agreement and the provisions of the Acquisition Agreement.

NOW THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which is admitted, as an inducement to consummate the Acquisition, and contingent upon the consummation of the Acquisition, the Company and Executive agree as follows:

1.             Employment

1.1           Employment and Duties.  The Company hereby agrees to employ Executive for the Term (as hereinafter defined) as President and Chief Operating Officer, subject to the direction of the Chief Executive Officer, and in connection therewith, to perform such duties as he shall reasonably be directed by the Chief Executive Officer to perform.  Executive hereby accepts such employment and agrees to render such services.  Executive shall perform his duties and carry out his responsibilities hereunder in a diligent manner, shall devote his exclusive and full working time, attention and effort to the affairs of the Company, shall use his best efforts to promote the interests of the Company and shall be just and faithful in the performance of his duties and in carrying out his responsibilities.  Subject to good performance by Executive and approval by the Company’s Board of Directors, in its sole discretion, Executive will be offered the position of Chief Executive Officer within eighteen (18) months of the Closing Date.

1.2           Location.  The principal location for performance of Executive’s services hereunder shall be at the Company’s office located in Nashua, New Hampshire, subject to reasonable travel requirements during the course of such performance.

2.             Employment Term

The term of Executive’s employment hereunder (the “Term”) shall be deemed to commence on the Closing Date and shall end on the third anniversary of the Closing Date, unless sooner terminated as hereinafter provided; provided, however, that the Term shall be automatically renewed and extended for an additional period of one (1) year on each anniversary thereafter unless either party gives a Notice of Termination (as defined below) in accordance with Section 4.3 or Section 4.4.

3.             Compensation and Benefits

3.1           Compensation.

(a)           Base Salary.  The Company shall pay Executive an annual salary of $400,000 payable in bi-weekly installments, in arrears (the “Base Salary”).  The Base Salary shall be reviewed annually by the Company’s Board of Directors and may be increased, but not decreased (unless mutually agreed upon by Executive and the Company).

(b)           Bonus Plan.  Executive shall be entitled to participate in the Company’s Executive Bonus Compensation Program, in accordance with and subject to the terms and provisions thereof.  Notwithstanding any provision of the Executive Bonus Compensation Program, the Company will pay and Executive will receive a guaranteed bonus of 100% with respect to his first year of employment with the Company, provided that he remains employed by the Company continuously from the Closing Date through the first anniversary of the Closing Date.

(c)           Restricted Stock Units.  The Company shall issue and Executive shall receive a grant of Restricted Stock Units in the total amount of $2 million, to be determined based upon the valuation of the Common Stock of the Company as of the close of trading on the Closing Date.  The terms and conditions of said Restricted Stock Units shall be set forth in and governed entirely by the a Restricted Stock Unit Agreement in the form attached hereto as Exhibit A hereto (the “Restricted Stock Unit Agreement”), which Executive shall sign as a condition of receiving said Restricted Stock Units, and nothing contained in this Agreement is intended to alter the provisions of such Restricted Stock Unit Agreement.  Except as otherwise provided in the Restricted Stock Unit Agreement, the Restricted Stock Units granted to Executive will vest in their entirety on the third anniversary of the Closing Date, and not before, provided that Executive remains employed by the Company continuously from the Closing Date through the third anniversary of the Closing Date.

(d)           Stay Bonus:  The Company shall pay and Executive shall receive a cash payment in the amount of $1.5 million on the third anniversary of the Closing Date, provided that Executive remains employed by the Company continuously from the Closing Date through the third anniversary of the Closing Date.

(e)           Usage of Corporate Flex Jet:  Executive shall be entitled to personal use of the Company’s corporate aircraft available to the Company pursuant to its agreement with Bombardier Aerospace Corporation, for up to the lesser of (a) 10 hours per year for personal use, and (b) the difference between (x) the amount of time the Company is permitted to use the aircraft pursuant to the Flexjet agreement and (y) the amount of time the respective aircraft is actually utilized or needed to be utilized by the Company for business purposes, or is reserved for other purposes previously approved by the Board of Directors of the Company; provided that such personal use shall be treated by the Company as compensation to Executive in the amount of variable costs incurred by the Company solely in connection with such personal use.

3.2           Participation in Benefit Plans.  Executive shall be entitled to participate in all employee benefit plans or programs of the Company (including, to the extent applicable, any retirement plan or plans) to the extent that his position, title, tenure, salary, active employment status and other qualifications make him eligible to participate.  The Company does not guarantee the continuance of any particular employee benefit plan or program during the Term, and Executive’s participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto.  Executive will be entitled to twenty (20) days of vacation per year, to be used in accordance with the Company’s vacation policy for senior executives as it may change from time to time.  For the Benefit Period, if any, (as hereinafter defined), the Company will arrange to provide Executive with welfare benefits (including life and health insurance benefits) of substantially similar design and cost to Executive as the welfare benefits and other employee benefits available to Executive prior to Executive’s or the Company’s, as the case may be, receipt of a Notice of Termination (as hereinafter defined).  In the event that Executive shall obtain full-time employment providing any welfare benefit or benefits during the Benefit Period, such benefit(s) as otherwise receivable hereunder by Executive shall be discontinued.

3.3           Expenses.  The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this

Agreement, including the cost of first class air travel.  Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefore shall be in accordance with policies and procedures to be established from time to time by the Board.

3.4           Automobile Expenses.  During the Term and in accordance with the Company’s Executive Automobile Policy, Executive shall be repaid by the Company for the monthly lease expense for an automobile leased in the name of the Executive and for all normal automobile operating expenses incurred by the Executive in the performance of his duties under this Agreement.

3.5           Stock Purchase and Restrictions:  Executive agrees to purchase on the open market, subject to availability, with his own personal funds and within 30 days following the Closing Date, shares of the Common Stock of the Company having a total purchase price of $2 million  (the “Designated Shares”) provided that such 30-day period will be suspended for any portion thereof during which Executive may not purchase Designated Shares in compliance with applicable federal and/or state laws and regulations (“Laws”) and/or Company policies governing trading in Company securities by Company executives (“Company Trading Policies”).  Executive agrees that the Designated Shares will be subject to the following lockup agreement:  Executive will be prohibited from selling, transferring or otherwise disposing of half of the Designated Shares until the date that is 30 days after the first anniversary of the Closing Date, and he will be prohibited from selling, transferring or otherwise disposing of the other half of the Designated Shares until the date that is 30 days after the second anniversary of the Closing Date (each such period, as applicable, the “Lockup Period”).  Notwithstanding the foregoing, Executive may sell or otherwise transfer the Designated Shares, in whole or in part, during the Lock-up Period (a) to the Executive’s Immediate Family (as defined below) or to any trust or other entity for the direct or indirect benefit of the Executive and/or his Immediate Family, provided that in all such cases, the transferee agrees in writing that the transferee is receiving and will hold the transferred Designated Shares subject to the lockup provisions of this Section 3.5 and there will be no further transfer of such Designated Shares except in accordance with such provisions and/or (b) upon the occurrence of a Change of Control (as defined below) and/or (c) upon the Company terminating this Agreement without Cause (as defined below) and/or (d) upon Executive terminating this Agreement for Good Reason (as defined below).  For purposes hereof, “Immediate Family” means any relationship by blood, marriage or adoption not more remote than first cousin.  Executive’s purchase of Designated Shares as required herein shall be in compliance with all Company Trading Policies and in compliance with all Laws.

4.             Termination of Employment

4.1           Definitions

(a)           “Benefit Period” shall mean (i) the twelve (12) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.5(a), or (ii) the twenty-four (24) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.5(b).

(b)           “Cause” shall mean any of the following:

(i)            any act or failure to act (or series or combination thereof) by Executive done with the intent to harm in any material respect the interests of the Company;

(ii)           the commission by Executive of a felony;

(iii)          the perpetration by Executive of a dishonest act or common law fraud against the Company or any subsidiary thereof;

(iv)          a grossly negligent act or failure to act (or series or combination thereof) by Executive detrimental in any material respect to the interests of the Company;

(v)           the material breach by Executive of his agreements or obligations under this Agreement; or

(vi)          the continued refusal to follow the directives of the Chief Executive Officer or Board of Directors that are consistent with Executive’s duties and responsibilities identified in Section 1.1 hereof.

(c)           A “Change of Control” shall mean any of the following:

(i)            a sale of all or substantially all of the assets of the Company;

(ii)           the acquisition of more than fifty percent (50%) of the Common Stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons, except a Permitted Shareholder (as hereinafter defined), acting in concert.  A “Permitted Shareholder” means a holder, as of the Closing Date, of Common Stock;

(iii)          a reorganization of the Company wherein the holders of Common Stock of the Company receive stock in another company, a merger of the Company with another company wherein there is a fifty percent (50%) or greater change in the ownership of the Common Stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation;

(iv)          in the event that the Common Stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding Common Stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock;

(v)           a majority of the Board of Directors is not comprised of Continuing Directors.  A “Continuing Director” means a director recommended by the Board of Directors of the Company for election as a director of the Company by the stockholders; or

(vi)          the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership of the Company to constitute a change of effective ownership or control of the Company.

(d)           “Good Reason” shall mean, at any time the Company’s requiring Executive to be based at a location in excess of fifty (50) miles from Executive’s current principal residence in Boston, Massachusetts, or within the twelve (12) month period immediately following a Change of Control, the occurrence of any one or more of the following events:

(i)            the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, title, and reporting requirements), authority, duties or other responsibilities as in effect immediately prior to the Change of Control or any other action of the Company that results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action that is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)           a reduction by the Company in Executive’s Base Salary as in effect on the date hereof and as the same shall be increased from time to time hereafter;

(iii)          the Company’s requiring Executive to be based at a location in excess of fifty (50) miles from the Executive’s current principal residence in Boston, Massachusetts;

(iv)          the failure by the Company to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which Executive was participating at the time of the Change of Control or (b) provide Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change of Control (or as in effect following the Change of Control, if greater);

(v)           the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement; and

(vi)          any purported termination by the Company of Executive’s employment that is not effected pursuant to a Notice of Termination (as defined below).

(e)           “Date of Termination” shall mean the date specified in the Notice of Termination (as hereinafter defined) (except in the case of Executive’s death, in which case Date of Termination shall be the date of death); provided, however, that if Executive’s employment is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive and if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

(f)            “Notice of Termination” shall mean a written notice either from the Company to Executive, or Executive to the Company, that indicates Section 2 or the specific provision of Section 4 of this Agreement relied upon as the reason for such termination or nonrenewal, the Date of Termination, and, in reasonable detail, the facts and circumstances claimed to provide a basis for termination or nonrenewal pursuant to Section 2 or this Section 4 of this Agreement.

4.2           Termination Upon Death or Disability.  This Agreement, and Executive’s employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death of Executive.  In addition, if at any time during the Term Executive shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his duties and services hereunder for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating six (6) months during any twelve (12) month period, the Company may at any time after the last day of the sixth consecutive month of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six (6) months, by written notice to Executive (but before Executive has recovered from such disability), terminate this Agreement and Executive’s employment hereunder.

4.3           Company’s and Executive’s Right to Terminate-Prior to Change of Control.  Prior to a Change of Control, this Agreement and Executive’s employment hereunder may be terminated at any time by the Company, with or without Cause, upon thirty (30) days prior written notice to Executive, and by Executive, at any time with or without Good Reason, upon thirty (30) days prior written notice to the Company.  Any termination of Executive’s employment by the Company without Cause prior to a Change of Control that occurs at the request or insistence of any person (other than the Company) relating to such Change of Control shall be deemed to have occurred after the Change of Control for the purposes of this Agreement. Executive’s right to terminate his employment pursuant to this Section 4.3 shall not be affected by incapacity due to physical or mental illness.

4.4           Company’s and Executive’s Right to Terminate-Following a Change of Control.  Following a Change of Control, this Agreement and Executive’s employment hereunder may be terminated at any time (i) by the Company, with or without Cause, upon thirty (30) days prior written notice to Executive, and (ii) by Executive with or without Good Reason upon thirty (30) days prior written notice to the Company.  Executive’s right to terminate his employment pursuant to this Section 4.4 shall not be affected by incapacity due to physical or mental illness.  Executive’s continued employment following a Change of Control shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

4.5           Compensation Upon Termination.

(a)           Termination Prior to Change of Control.  In the event the Company terminates (or elects not to renew) this Agreement without Cause, and such termination (or nonrenewal) without Cause occurs prior to any Change of Control, Executive shall be entitled to receive his Base Salary through the Date of Termination, the welfare benefits described in Section 3.2 for the Benefit Period, and not later than thirty (30) days after the Date of Termination, a lump sum severance payment equal to the sum of Executive’s then Current Base Salary plus the arithmetic average of the bonus payments made to Executive pursuant to the Company’s Executive Bonus Compensation Program with respect to the three (3) fiscal years immediately preceding the fiscal year in which the Date of Termination occurs, provided; however, that (i) if the Executive’s Date of Termination is prior to the first anniversary of the

Closing Date, the bonus payment to Executive shall be Four Hundred Thousand Dollars ($400,000), or (ii) if the Executive’s Date of Termination is after the first anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the bonus payment to Executive shall be the arithmetic average of the annual bonus payments made to Executive for the fiscal year(s) in which Executive was employed as President and Chief Operating Officer by the Company.  In addition, to the extent not otherwise required under the Company’s Stock Option Plan or any award agreement with Executive, any unvested Restricted Stock Units and/or stock option awards theretofore awarded to Executive which would otherwise vest and become exercisable during the twelve (12) month period commencing on the Date of Termination shall vest and become exercisable on the Date of Termination.  In the event this Agreement is terminated (or not renewed) for any reason other than by the Company without Cause, and such termination (or nonrenewal) occurs prior to a Change of Control, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through such Date of Termination.

(b)           Termination Following Change of Control.  If this Agreement is terminated (or not renewed) (i) by the Company without Cause, or (ii) by Executive for Good Reason during the twelve (12) month period immediately following a Change of Control, and such termination (or nonrenewal) occurs following a Change of Control, Executive shall be entitled to receive his full Base Salary through the Date of Termination, the welfare benefits described in Section 3.2 for the Benefit Period and, not later than thirty (30) days after the Date of Termination, the Stay Bonus specified in Section 3.1(d) above and a lump sum severance payment equal to the product of two (2) times the sum of Executive’s then current Base Salary plus the arithmetic average of payments made to Executive pursuant to the Company’s Executive Bonus Compensation Program with respect to the three (3) fiscal years immediately preceding the fiscal year in which the Date of Termination occurs, provided; however, that (i) if the Executive’s Date of Termination is prior to the first anniversary of the Closing Date, the bonus payment to Executive in connection with the severance payment shall be Four Hundred Thousand Dollars ($400,000), or (ii) if the Executive’s Date of Termination is after the first anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the bonus payment to Executive in connection with the severance payment shall be the arithmetic average of the annual bonus payments made to Executive for the fiscal year(s) in which Executive was employed as President and Chief Operating Officer by the Company.  In addition, to the extent not otherwise required under the Company’s Stock Option Plan or any award agreement with Executive, any unvested stock Restricted Stock Units and/or option awards theretofore awarded to Executive shall vest and become immediately exercisable in full.  In the event this Agreement is terminated (or not renewed) for any reason other than (i) by the Company without Cause, or (ii) by Executive for Good Reason, and such termination (or nonrenewal) occurs following a Change of Control, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through the Date of Termination.

(c)           At Executive’s option to be exercised by written notice to the Company, the severance benefits payable under this Section 4.5 shall be paid in accordance with the Company’s normal payroll procedures over the twelve (12) or twenty-four (24) month period, as the case may be, corresponding to the amount of the payments instead of in a lump sum.

(d)           Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving severance benefits to be paid pursuant to this Section 4.5, Executive shall execute and deliver to the Company a general release in form and substance reasonably satisfactory to the Company releasing the Company and its officers, directors, employees and agents from all liabilities, claims and obligations of any nature whatsoever, excepting only the Company’s obligations under this Agreement, under the Restricted Stock Unit Agreement and any Stock Option Award Agreements, and under any other employee benefit plans or programs in which Executive participates under Section 3.2 hereof, subject to all terms and conditions of such plans or programs and this Agreement.

(e)           Anything to the contrary contained herein notwithstanding, in the event that any payment or benefit received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an “affiliated group” as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the “Code”), with the Company or with any person whose actions result in a Change in Control of the Company (collectively, the “Total Payments”) would not be deductible (in whole or in part) by the Company or such other person making such payment or providing such benefit solely as a result of Section 280G of the Code, the amount payable to Executive pursuant to this Section 4.5 shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 280G of the Code or such amount payable to Executive pursuant to Section 4.5 is reduced to zero.  For purposes of this limitation, (a) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the amount pursuant to Section 4.5 shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (c) the payment pursuant to Section 4.5 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the immediately preceding clause (b)) in their entirety constitute reasonable compensation within the meaning of Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in the immediately preceding clause (b); and (d) the value of any other noncash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

5.             Employment Covenants

5.1           Trade Secrets and Confidential Information.  Executive agrees that he shall, during the course of his employment and thereafter, hold inviolate and keep secret all documents, materials, knowledge or other confidential business or technical information of any nature whatsoever disclosed to or developed by him or to which he had access as a result of his employment (hereinafter referred to as “Confidential Information”).  Such Confidential Information shall include technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, customer lists, records or financial information, manuals or Company strategy concerning its business, strategy or policies.  Executive agrees that all Confidential Information shall remain the sole and absolute property of the Company.  During the course of his employment, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of conducting business on behalf of the Company.  Following the Term, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity.  Upon termination of his employment with the Company, Executive will leave with or deliver to the Company all records and any compositions, articles, devices, equipment and other items which disclose or embody Confidential Information including all copies or specimens thereof, whether prepared by him or by others.  The foregoing restrictions on disclosure of Confidential Information shall apply so long as the information has not properly come into the public domain through no action of Executive.

5.2           Transfer of Inventions.  Executive, for himself and his heirs and representatives, will promptly communicate and disclose to the Company, and upon request will, without additional compensation, execute all papers reasonably necessary to assign to the Company or the Company’s nominees, free of encumbrance or restrictions, all inventions, discoveries, improvements, whether patentable or not, conceived or originated by Executive solely or jointly with others, at the Company’s expense or at the Company’s facilities, or at the Company’s request, or in the course of his employment, or based on knowledge or information obtained during the Term.  All such assignments shall include the patent rights in the United States and all foreign countries.  Notwithstanding the foregoing, this Section 5.2 shall not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive’s own time and (a) that does not relate (1) directly to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research or development, or (b) that does not result from any work performed by Executive for the Company.

5.3           Exclusivity of Employment.  During the Term, Executive shall not directly or indirectly engage in any activity competitive with or adverse to the Company’s business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise.

5.4           Covenant Not to Compete.  Executive agrees to be bound and abide by the following covenant not to compete:

(a)           Term and Scope.  During his employment with the Company and for a period of two (2) years after the Term, Executive will not render to any Conflicting Organization (as hereinafter defined), services, directly or indirectly, anywhere in the world in connection with any Conflicting Product, except that Executive may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions) if Executive first certifies to the Board of Directors in writing that he has provided a copy of Section 5 of this Agreement to such prospective employer, that such prospective employer is a separate and distinct division of the Conflicting Organization and that Executive will not render services directly or indirectly in respect of any Conflicting Product (as hereinafter defined).

Such two-year time period shall be tolled during any period that Executive is engaged in activity in violation of this covenant.

(b)           Judicial Action.  Executive and the Company agree that, if the period of time or the scope of the restrictive covenant not to compete contained in this Section 5.4 shall be adjudged unreasonable in any court proceeding, then the period of time and/or scope shall be reduced accordingly, so that this covenant may be enforced in such scope and during such period of time as is judged by the court to be reasonable.  In the event of a breach or violation of this Section 5.4 by Executive, the parties agree than in addition to all other remedies, the Company shall be entitled to equitable relief for specific performance, and Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the covenants contained herein.

(c)           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Conflicting Product” means any product, method or process, system or service of any person or organization other than the Company, in existence or under development at the time Executive’s employment with the Company terminates, that is the same as or similar to or competes with a product, method or process, system or service of or provided by the Company or any of its affiliates or about which Executive acquires Confidential Information (including without limitation, with respect to disease management, specialty pharmaceutical or specialty infusion services).

“Conflicting Organization” means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, licensing, selling or servicing of a Conflicting Product.

5.5           Disclosure to Prospective Employers.  Executive will disclose to any prospective employer, prior to accepting employment, the existence of Section 5 of this Agreement.  The obligation imposed by this Section 5.5 shall terminate two (2) years after termination of Executive’s employment with the Company; provided, however, the running of such two-year period shall be tolled to the extent the covenant not to compete contained in Section 5.4(a) hereof is tolled.

5.6           Nonsolicitation.  For one (1) year after termination of employment with the Company for any reason, the Executive shall not directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company (as of the date of termination) or any person who, as of the date of termination, was in the process of being recruited by the Company or induce any such employee to terminate his or her employment with the Company.

6.             Miscellaneous

6.1           Notices.  Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) the date received, or (ii) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service depository, postage prepaid, sent registered or certified mail, return receipt requested, addressed to the party to receive the same at the address of such party set forth below, or at such other address as may be designated in a notice delivered or mailed as herein provided.

To Company:		Curative Health Services, Inc.
150 Motor Parkway, 4th Floor
Hauppauge, NY 11788
Attention: Joseph L. Feshbach
Title: Chief Executive Officer

With Copy to:		Curative Health Services, Inc.
150 Motor Parkway, 4th Floor
Hauppauge, NY 11788
Attention: Nancy F. Lanis
	Title:	Executive Vice President, General Counsel
and Secretary

Executive:		Paul McConnell
110 Marlborough Street
Boston, MA 02116

6.2                                 Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

6.3           Modifications; Waiver.  No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby.  No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

6.4           Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto.

6.5           Severability.  Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision hereof.  To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Employment Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

6.6           Controlling Law.  This Agreement has been entered into by the parties in the State of New York and shall be construed and enforced in accordance with the laws of that State (excluding the conflicts of laws provisions thereof).

6.7           Assignments.  The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity.  Executive agrees that this Agreement is personal to him and his rights and interest hereunder may not be assigned, nor may his obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

6.8           Attorney Fees.  In the event of litigation between the parties, to enforce their respective rights under this Agreement, the prevailing party shall be entitled to receive from the nonprevailing party reimbursement of the prevailing party’s reasonable attorney’s fees and costs at all levels of trial and appeal.

IN WITNESS WHEREOF, the parties have executed this Agreement as of April 23, 2004.

CURATIVE HEALTH SERVICES, INC.

By:	/s/ Joseph L. Feshbach
Name: Joseph L. Feshbach
Title: Chairman and Chief Executive Officer

/s/ Paul McConnell
Executive: Paul McConnell

[Signature Page to Employment Agreement]

EXHIBIT A
Restricted Stock Unit
Award Agreement